Exhibit 99.2

Transcript of

Thomas Group (TGIS)

Third Quarter Earnings Conference Call

November 4, 2008

Participants

Frank Tilley, Interim CFO & Vice President

Michael McGrath, Executive Chairman

Earle Steinberg, CEO

Presentation

Frank Tilley – Thomas Group – Interim CFO & VP

Good morning, this is Frank Tilley, Interim CFO and Vice President of Thomas Group. Welcome to the third quarter 2008 Earnings Conference Call for Thomas Group of Irving, Texas. Representing Thomas Group today are Michael McGrath, Executive Chairman, Earl Steinberg, Chief Executive Officer and myself. Thank you for your interest in Thomas Group today. Following management’s comments, there will be a question and answer session. Thomas Group’s third quarter 2008 earnings announcement was released earlier today. If you did not receive this release, please call our offices at 1-800-826-2057, ext 4438 and we will fax or email you a copy of the release. That number again is 800-826-2057, ext 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information. Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements including general economic and business conditions that may impact clients and the company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the company’s filings with the SEC, including the company’s Form 10-K for the year ended December 31st 2007. These forward-looking statements may be identified by words such as anticipate, expect, suggest, plan, believe, intent, estimates, targets, projects, could, should, may, would, continue, forecast and other similar expressions. These forward-looking statements speak only as of the date of this discussion. Except as required by law, the company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this discussion to reflect any change in the company’s expectations with regard to such statements or any changes to the advanced conditions or circumstances upon which any such statement is based. At this time, I would like to introduce Michael McGrath, Executive Chairman. Michael?

Michael McGrath – Thomas Group – Executive Chairman

Thank you, Frank. Good morning to all and thank you for joining us for today’s call. As you know, from our previous calls this year and our press releases, 2008 has been a year of many changes for Thomas Group. I want to spend a few minutes bringing you up to date on our strategy and vision for Thomas Group. Then Frank will review the results in more detail. Following that, Earle will review our progress to date.

Our commitment to you, our shareholders, is to build a strong, successful and growing consulting firm on the foundation of the excellent reputation that Thomas Group has built over the last 30 years, by delivering great results to its many clients. Last quarter, we talked about the journey ahead of us. We have begun this journey but it will take us a while to reach the point where we can focus more on longer term issues. For now, we are concentrating our efforts on returning to profitability as soon as possible while we also build a foundation for the future. As you will hear, we have made a number of efforts in this direction but we still have some ways to go to achieve even this interim goal before we can focus on longer term growth strategies for the company.

In a few minutes, Earle will be discussing his progress in rebuilding Thomas Group. We have put in place an aggressive plan to rebuild the company. Until this plan achieves demonstrable results however, the company does not expect to be profitable. At this point, we still cannot predict when we will return to profitability, since this will depend on our ability to attract new clients and renewal business and the rate at which we are able to do so. We see early signs of progress, but we still have some distance to go on our journey to achieve profitability. The US and worldwide economies are undergoing unprecedented upheaval, turmoil and uncertainty due to the curtailment or reduction of credit available to both individuals and to businesses. It is difficult to predict the impact that these conditions will have on our operations or the expected duration of this situation. We are in the business of helping clients improve profitability and reduce costs. While we expect the current economic environment to make our recovery more difficult in some respects, we believe that successful companies will have to focus more on efforts on reducing costs and improving profitability as well as achieving revenue growth which is more difficult in today’s environment.

We believe that the nature of our product and service offerings and the value proposition that we offer to our clients place us in a strong position to help those companies accelerate and leverage their internal efforts to reduce costs and improve profitability. As you know, we eliminated our dividend for Q1 2008 and beyond to preserve working capital. We remain comfortable that our financial resources should be sufficient to carry us through this transition. In fact, we continue to repurchase stock under a Rule 10b5-1 plan that we began on April 7th. This October, the Board of Directors increased the authorized repurchase limit by an additional 300,000 shares over the 505,450 shares re-affirmed for purchase by the Board, early in 2008. As Frank will discuss further, as of October 31st, 2008, we have repurchased 410,608 shares.

We continue to have a relatively strong balance sheet. As of the end of the third quarter, we had cash and cash equivalents of $10.8 million or approximately $0.97 per share and no long term debt. Although we project additional losses in the fourth quarter of 2008 that will require cash, we expect to receive approximately $3 million in Federal income tax refunds during the first half of 2009 as a result of net losses projected to be incurred for the full year 2008. Rebuilding our book of business and returning to profitability is a challenge but we are up to that challenge. We are enthusiastic about Thomas Group and its prospects for the future. We have terrific consultants. We have world class services. We have an excellent reputation with our clients for getting them real results. We have good liquidity and a strong cash position. We have an experienced leadership team to leverage all of this into a great company. After Frank discusses the financial results, Earle will address our progress in rebuilding the new Thomas Group. Let me turn the discussion over first to Frank.

Frank Tilley – Thomas Group – Interim CFO & VP

Thank you, Michael. Revenue for the third quarter of 2008 was $3.8 million compared to $13.5 million in the third quarter of 2007. Consulting revenue from commercial clients represented by our airspace and defense, health care, industrial and transportation and logistics practices was $2.7 million or 71% of revenue in the third quarter of 2008, compared with $1.1 million or 7% of revenue in the third quarter of

2007. Consulting revenue from US government clients represented by our Air Force practice and by our Army and Navy practice was $0.7 million or 18% of revenue in the third quarter of 2008 compared to $12.3 million or 92% of revenue in the third quarter of 2007. Reimbursement of expense was $0.4 million or 11% of revenue in the third quarter of 2008 compared to $0.1 million or 1% of revenue in the third quarter of 2007. Gross profit margins for the third quarter of 2008 were 29%, compared to 53% for the third quarter of 2007. The drop in quarterly gross margins is related to the slowdown of our government programs and to lower utilization rates of our consultants in 2008.

SG&A costs for the third quarter of 2008 were $4.4 million compared to $4.2 million in the third quarter of 2007. The $0.2 million increase is related primarily to a $0.6 million increase in costs incurred in utilizing unassigned consultants to work on sales efforts as compared to the prior year when a majority of these individuals were working on billable client projects and a $0.2 million increase in stock-based compensation during the third quarter of 2008. This increase was partially offset by a $0.2 million decrease in our use of outside consultants, a $0.3 million decrease in recruiting expenses and a $0.1 million decrease in other costs due to the decline in activity and the reduced number of consultants we employed as compared to the same period in 2007.

Working capital decreased from $19.3 million at December 31st, 2007 to $15.3 million at September 30th, 2008 due primarily to our operating losses for the first nine months of 2008 and the reduction in our outstanding accounts receivable balance since December 31st 2007, offset by the increase in income tax receivable in 2008. We expect to receive approximately $3 million in Federal income tax refunds during the first half of 2009 as a result of net losses projected to be incurred for the full year of 2008. We have put in place a plan to return to profitability and growth and as previously announced, we have significantly cut expenses in order to minimize losses and to make it easier to achieve profitability. However, in cutting expenses, we have attempted to balance the need for reduced expense with the need to be able to develop new product offerings as well as the ability to add new clients for the future as a result of our continuing business development efforts.

In addition to the previously announced efforts, we continue to seek additional ways to reduce costs. In the third quarter, we furloughed 13 consultants, 10 of whom remained on furlough as of the end of the quarter. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client projects that require their individual skill sets. Despite the loss in the third quarter, we continue to have a relatively strong balance sheet and no long term debt. At the present time, we estimate that our working capital will be sufficient to fund our operations through our recovery period until we are able to return to profitability. We continue to assess this situation on an ongoing basis. Despite the challenges we face, we continue to be enthusiastic about the future of Thomas Group and its prospects including its expected return to profitability.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced April 7th of 2008. Through the end of the third quarter, 322,661 shares had been repurchased at an average cost of $2.41 per share. As Michael previously discussed, as of October 31st, 2008, we had repurchased a total of 410,608 shares at an average cost of $2.22. We are continuing to purchase shares under this plan in the fourth quarter of 2008. In October 2008, the Board of Directors authorized the purchase of up to an additional of 300,000 shares of our stock, subject to market conditions. Now we will turn the call to Earle, who will discuss the future plans for Thomas Group. Earle?

Earle Steinberg – Thomas Group- CEO

Thank you, Frank. Our strategy for the new Thomas Group can be described with two words, recover and grow. We have initiated aggressive efforts to build a pipeline of new business opportunities even in these challenging economic times. Our efforts have begun to pay off, although we continue to balance the need for short term success against longer term large scale assignments needed to build a solid backlog for the future. Given the current economic stress in the economies worldwide, we believe that our emphasis on product and service offerings designed to improve our clients’ operating margins positions us well in this recovery phase of our renewal strategy and on into the growth phase. It is not easy and will not occur quickly, but we are confident that we are on the right course to achieve the end results that we as your management team and you as our shareholders expect. We have acted aggressively to address the challenges that we have encountered since joining the company and we have begun the process of building the new Thomas Group.

We said on our last call that Q3 would be very difficult.  We did begin to see signs of progress in Q3, at least in regards to strengthening our pipeline of prospective projects, many for new clients. This was in response to our aggressive business development efforts. We hope that in Q4, you too will be able to see some visible signs of this progress but we are still in a process of turning the ship in its new direction.  We aggressively monitor our activity daily, weekly and monthly. We actively trade off the need for short term revenue with longer term results that come from larger projects but which require a significantly longer sales cycle. We are beginning to see some of these larger projects added to our pipeline but we need more of them in order to build a stable foundation for future growth.

We will continue to leverage our process value management expertise, but we have also begun to introduce new client value propositions. These new consulting offerings address what we believe are the major concerns of many of our potential industrial clients in these difficult times: cost reduction, capital expenditure avoidance or delay and greater productivity while maintaining or reducing the total asset base. The new offerings to facilitate these improvements for our clients include

1.  OpTTMize which focuses on improving time to market and reducing costs and new product development.

2.  Asset Productivity which focuses on reducing the fixed costs of our clients’ business with the same or improved throughput while eliminating or delaying the need for capital expenditures.

3.  Maintenance Effectiveness which is designed to improve productivity and reduce costs of large scale maintenance operations while increasing asset availability and uptime.

4.  Sales in Operations Planning which is designed to improve the productivity of the business through co-ordination of sales and production operations to achieve enhanced shareholder value.

5.  Strategic Procurement, which is designed to improve the procurement process dramatically reduce costs of both direct and indirect material as well as contracted services, while maintaining or improving material availability and service performance.

6. Lien and Six Sigma productivity tools.  Use of these tools to implement sustainable strategic improvement, reduced waste in all operations, accelerate cycle time, improve quality and dramatically reduce structural and variable costs; and

7.  Strategic Training which is designed to assist organizations in implementing major transformational change needed to cope with today’s challenging economic environment.

We believe that we have an aggressive but reasonable plan to rebuild Thomas Group and the financial resources to execute it at a pace that will enable long term success. We believe that we will be able as we implement our plan, to address the issues that have resulted in previous cycles of boom and bust in our company.

We are creating a new culture at Thomas Group around focused teams that create and deliver increased value for clients in new and innovative ways. This provides us the opportunity to build on a reputation and past success of Thomas Group while expanding the future opportunities for us in the market. I look forward to the challenge of rebuilding Thomas Group and growing it into a successful and prosperous professional services firm. We have begun a journey on which it will take us a while to produce visible results when measured on a quarterly basis but we believe that we have begun that journey well and that will ultimately help us get to the milestones that we all want to achieve, a return to profitability and continued sustainable growth beyond that point. We appreciate your support through this period and look forward to future calls where we can report on our progress. Now, I will turn the call over to our moderator for any questions you might have.

Operator

At this time we will open the floor for questions. If you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now. Questions will be taken in the order they are received. Our first question comes from Matthew Cruise with the Double Financial.

<Q>:  Ah yes, good morning.  Matthew here, with Noble Financial. Just a kind of looking at metrics that help gauge your progress, is there any sort of numbers you can put to the pipeline or how to better look at, let me say you’ve got an aggressive pipeline and you have seen early signs of benefit from that, can you sort of better describe what that pipeline looks like?

Earle Steinberg – Thomas Group- CEO

Yes I can. In the first quarter, rather in the second quarter of 2008, we signed a total of, we signed relatively few contracts. The number of contracts we signed in the third quarter of 2008 was more than 3 times the amount we signed in the second quarter. That is one indicator of progress. Our pipeline now includes many of the larger scale opportunities that took a longer time to develop and we are pursuing those opportunities now with the hope and expectation of some closure on those opportunities in the near future. For example, we have got five significant large scale opportunities right now that we are in a proposal stage on. It is unreasonable, they are all competitive. It is unreasonable for us to expect to win them all, but if we win our fair share of those, that will result in meaningful improvements moving into the first quarter of 2009 and beyond. In addition to that, we continue to have the initial phase, a similar number of larger scale opportunities coming into our pipeline.

<Q>:  Great, is there any way to define what a large scale opportunity is in terms of size? Are we talking above $10 million, below $10 million? $2 million? Is there any sort of rough scale?

Earle Steinberg – Thomas Group- CEO

It is at the lower edge of the range that you mentioned.

<Q>:  Okay.

Michael McGrath – Thomas Group – Executive Chairman

Large scale for us would be over the period of that relationship which could be a year, two years, something in the multimillion dollar range.

Earle Steinberg – Thomas Group- CEO

Range, right.

Michael McGrath – Thomas Group – Executive Chairman

It could be a series, it’s not just one contract in some cases, it is a first contract followed by a second, third, etc, so one of the things that we are seeing a little bit in the market place is that some of what used to be large contracts are now being given in smaller pieces and companies are being a little bit more cautious.

<Q>:  Okay, great. Just curious, I know that, I’m just wondering how much remaining business or opportunities you were able to retain from the Navy business that was consolidated? Is that pretty much done or are there any remaining opportunities?  I know that, you know with the war supplemental being passed, there is a lot of [INAUDIBLE] things issued in late September. I didn’t know if you were able to take advantage of any of that?

Earle Steinberg – Thomas Group- CEO

We do have in our pipeline some significant Army and Navy business. We have broken into the Air Force business now with a few very small efforts. So we have completed all the work on our large scale Navy programs that we had previously but we have re-established our relationships with the Navy and we have generated a number of those large programs we described can be with the Navy in the future going forward.

<Q>:  Great, thank you very much.

Earle Steinberg – Thomas Group- CEO

Thank you, Matthew.

Operator

Thank you, our next question comes from Pat Raisins, J&P Securities.

<Q>:  Hey Mike, how are you?

Michael McGrath – Thomas Group – Executive Chairman

Hey Pat, how are you doing?

<Q>:  I’m fine, thank you.

Michael McGrath – Thomas Group – Executive Chairman

Good to hear from you.

<Q>:   I know, it’s like old times.

Michael McGrath – Thomas Group – Executive Chairman

It is like old times.

<Q>:  Yeah.  Alright, so can you tell me, who are you competing against for those five opportunities and why would they pick Thomas Group?

Earle Steinberg – Thomas Group- CEO

Pat, some of those opportunities are wrapped around specific relationships that we have developed and that is why we are under consideration. A number of those opportunities and by the way, they are global opportunities, they range from Latin America to Europe and North America. A number of those opportunities, we are competing with smaller local firms and in two of those opportunities, we are competing with some of the larger consulting firms. One of the reasons they like Thomas Group typically is because we can demonstrate a proven record of financial results that drop right to the bottom line of our prospective clients and we still are able because of our past history of strong performance, we are still able to give great references and get great recommendations from our previous clients in terms of our focus on delivering results. So we think we are competitive and we will continue to be.

Michael McGrath – Thomas Group – Executive Chairman

Pat, one of the things as Earle said that we’re building on, one of the primary things is the Thomas Group reputation which has been outstanding over the last 15 years or so for getting results and that is a major asset in the consulting industry that we have to build on as well as some good contacts and you know, some pretty good product offerings on the consulting side that we have had here and that Earle and I have brought into the company. So we have a number of strong points that give us an advantage in a competitive situation. And what we have had to do as Earle pointed out is rebuild the business development engine which had kind of gotten a little bit complacent here while we, at the Thomas Group had some large Navy contracts that carried us for a while.

<Q>:  Okay, and just so I understand, when we say the larger firms, I mean are we talking the likes of sort of Baines, McKinsey, Booz-Allen or is it some other kind of firm?

Earle Steinberg – Thomas Group- CEO

It’s more like Accenture

Michael McGrath – Thomas Group – Executive Chairman

It’s more like Accenture, Deloitte kind of firms.

<Q>:  And so Earle, you joined in March, right?

Earle Steinberg – Thomas Group- CEO

I did.

<Q>:  And did you expect to have made better progress by this point when you joined?

Earle Steinberg – Thomas Group- CEO

When I joined, after I joined I was a little bit surprised by what happened, what had happened at Thomas Group in terms of total reliance on the Navy contracts. I had anticipated that before I joined that we had other business that would be enduring. That was not the case so we had to start from ground zero. So, I could answer your question differently if I apply different time frames to it. Before I joined I had expected to make a little bit better progress than we are making now. After I joined and I saw how much work we had to do to really rebuild our business development engine, I am not surprised at where we are.

<Q>:  Okay, then last question, we’re into November, right so how do things feel so far? You know and we also obviously had a lot of disruptions at the end of September with the bail out and all that. Could you just talk about how the end of September felt and how October feels so far?

Earle Steinberg – Thomas Group- CEO

Sure, I feel September was a strong month for us. We expect October to be almost as good as September, probably not quite. December is always an open question at this time of the year and a lot will depend upon the kind of answers we get around our large scale proposals that we have outstanding right now. But we can definitely see that we are beyond the very worst of it and we are beginning to turn the ship in the right direction. So I don’t feel complacent, I certainly don’t feel satisfied but I feel more than hopeful.

<Q>:  Alright, thank you.

Michael McGrath – Thomas Group – Executive Chairman

Good talking to you Pat.

Operator

There are no more questions at this time. We have one more question from Tom Maguire who is a private investor.

<Q>:  Good morning, thanks for taking my call. Can you give us an idea of how many consultants are on the payroll currently and the second part of that question is could I read anything into the fact that you furloughed 13 and you brought back 3, can you give me some color on why you did that?

Earle Steinberg – Thomas Group- CEO

Sure, we have in addition, including our practice leaders, we have 46 full time consultants on the payroll right now. We furloughed 13 because we felt the need to do that and control costs while our business development engine ramped up and begun to deliver results. Can you read anything into the three we brought back? I am not sure. I think the three we brought back were specifically for very specialized kind of skill and talent that we needed on particular new assignments so I wouldn’t go, I would read it as a hopeful indication but I would not read too much into it yet.

<Q>:  Okay, thank you very much.

Operator

There are no more questions at this time.

Frank Tilley – Thomas Group – Interim CFO & VP

Thank you Dusty, the management of Thomas Group appreciates your participation in the call today. If you need additional information, please do not hesitate to get in touch with us. If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5 pm central time today and will run for 60 days. US callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference call replay pass code is 19046232 and the # sign. Thank you again for your interest in Thomas Group and have a great day. And if you have not done so, please vote.  Thank you.